SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C.  20549

                          FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange  Act  of 1934 or Suspension of Duty
         to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                 Commission File Number     0-16572
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                  AVONDALE INDUSTRIES, INC.
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    (Exact name of registrant as specified in its charter)

     P.O. BOX 50280, NEW ORLEANS, LOUISIANA 70816  (504) 436-2121
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(Address, including  zip  code,  and  telephone number, including area code, of registrant's principal executive offices)

              COMMON STOCK, $1.00 PAR VALUE PER SHARE
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           (Title of each class of securities covered by this Form)

                                N/A
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(Titles of all other classes of securities  for  which  a  duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [x]             Rule 12h-3(b)(1)(ii)            [ ]
Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(2)(i)             [ ]
Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(ii)            [ ]
Rule 12g-4(a)(2)(ii)      [ ]             Rule 15d-6                      [ ]
Rule 12h-3(b)(1)(i)       [x]

Approximate number of holders of record as of the certification or notice date:

                              ONE  (1)
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Avondale Industries, Inc. has each caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   AVONDALE INDUSTRIES, INC.

DATE:  August 2, 1999              BY:  /s/  THOMAS M. KITCHEN
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                                             Thomas M. Kitchen
                                   Vice President, Chief Financial Officer